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                                                                      EXHIBIT 11

                                   COHR INC.

                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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
                                                                               THREE MONTHS
                                                                                   ENDED
                                                                                 JUNE 30,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
NET INCOME ATTRIBUTABLE TO COMMON STOCK....................................  $  931     $  456
                                                                             ======     ======
PRIMARY EARNINGS PER SHARE:
Weighted average number of common shares outstanding.......................   4,562      2,112
Dilutive effect of stock options and warrants after application of treasury
  stock method.............................................................     173
                                                                             ------     ------
Number of shares used to compute primary earnings per share................   4,735      2,112
Primary earnings per share.................................................  $ 0.20     $ 0.22
                                                                             ======     ======
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